Master Service Agreement

This Master Service Agreement (“MSA”) is made as of January 11, 2017, between the following parties:

“CLIENT”                    “CERIUS”

	LIFEVANTAGE	CERIUS INTERIM EXECUTIVE SOLUTIONS
Signature:
Name & Officer Title:	By: Darren Jensen, President and CEO	By: Pamela Wasley, CEO
(Please print)
Address:	9785 S. Monroe St, Suite 300, Sandy, UT 84070	26895 Aliso Creek Road # B-452 Aliso Viejo, CA 92656
Date:

1.Services. Cerius will perform the interim executive services (the “Services”) specifically described in one or more Statements of Work (“SOW”), to be attached to this MSA and considered a part thereof.

2.Statements of Work (“SOW”). Each SOW will contain a description of the Services to be performed, deliverables, fees and charges, and invoicing and payment schedules. Services will begin after the SOW is approved. The SOW will also contain the term for the performance of all Services. To the extent Cerius continues to provide Services to the Client, after the expiration of the term specified in a SOW, then the terms of this MSA and the SOW shall automatically continue to govern, for an additional one year period, unless modified in writing.

3.	Compensation.

3.1    Fees. Services may be performed on a time-and-materials basis or a fixed price basis as detailed in each SOW.

3.2    Expenses. Except as otherwise agreed to by Cerius, the Client shall reimburse Cerius for all out-of-pocket expenses incurred on behalf of the Client or a SOW.

3.3    Invoices and Payment. Except as otherwise agreed by Cerius, invoices for fees and expenses will be billed to Client weekly. Payment is due upon presentation of the invoice. A late fee of 1.5% per month will be assessed on any amounts not paid within thirty (30) days.

3.4    Conversion Fee. Client hereby agrees to pay Cerius a “Conversion Fee” equal to 20% of the total employee first year cash compensation (base, bonus, signing bonus) agreed to by such Cerius Interim, upon becoming a full time employee of the Client (not part time or interim) outside of the Cerius relationship within the Non-Circumvention Period. The “Non Circumvention Period” is the duration of Client’s contractual relationship with Cerius including, without limitation, the performance of a SOW or within a twelve (12) month period following the completion of: (i) the applicable SOW for the Cerius Interim, or (ii) following the introduction to the Cerius Interim, whichever is later. Client shall first give written notice of its intention to Cerius and provide the offer and available compensation details to Cerius.

www.ceriusexecutives.com

The Conversion Fee percentage will be reduced to 15% after the first 90 days of Services are provided, at which point no further reductions shall be made.

4.Change Orders. Either Client or Cerius may initiate a request for changes to the scope of Services identified in a SOW as a Change Order (“Change Orders”). Change Orders shall be effective only upon the written authorization of both the Client and Cerius.

5.Confidential Information. Each party may receive or have access to certain confidential or proprietary information. All Confidential Information will remain the exclusive property of the disclosing party. Each party shall hold such Confidential Information in strict confidence and not disclose or use any such Confidential Information, except as may be required by law. Each party further agrees to use reasonable measures and reasonable efforts to provide protection for Confidential Information, including measures at least as strict as such party uses to protect its own Confidential Information. As used herein, the term “Confidential Information” shall not include (i) information which can be demonstrated to be within the public domain not through any fault of, or breach of this MSA by the receiving party, or (ii) has been lawfully received by the receiving party from a third party who is under no obligation to maintain such information in confidence.

6.Indemnity; Limitation of Liability. Client agrees to indemnify defend and hold Cerius harmless for any claims against Cerius due the actions of Client. Cerius shall not be liable to Client for any indirect, incidental, consequential, special or exemplary damages (even if Cerius has been advised of the possibility of such damages), arising from or related in any way to any provision of this MSA (including such damages incurred by third parties), including but not limited to loss of revenue or anticipated profits or lost business. In no event shall Cerius be liable to Client for an amount greater than the payments made by Client to Cerius for products and services provided pursuant to the terms of this MSA. Some jurisdictions do not allow the exclusion of liability for incidental or consequential damages, so some or all of the above exclusions or limitations may not apply to you.

7.Publicity. Cerius shall be permitted to issue a press release announcing this engagement and to add Client's name to Cerius’ published client list.

8.Independent Contractors. Nothing in this MSA will be construed to create a joint venture, agency or partnership between Cerius and Client. Neither party has any right or authority to assume or to create any obligations, express or implied, on behalf of or in the name of the other party.

9.Non-solicitation. During the term of Cerius’ services, and for a period of twelve (12) months from the last date of Cerius' services, Cerius and Client shall refrain from recruiting or hiring any of the other party's employees, consultants or contractors unless proper terms are coordinated and agreed among the parties as listed in Section 3.4 hereof.

10.Jurisdiction. This MSA and any disputes in connection herewith will be governed by the laws of the State of California, without regard to its conflicts of law principles. The proper venue for the litigation of any matter arising under this MSA shall be the County of Orange, State of California.

11.Proper Notice. This MSA shall remain in effect until modified or terminated by either party on thirty days notice by registered mail.

12. Termination.

www.ceriusexecutives.com

12.1.    Term of Agreement. This MSA shall terminate on the date five (5) years from the date of this MSA and shall automatically renew thereafter for one (1) year renewal durations unless earlier terminated as provided in section 12.2.

12.2.    Termination. Either Party may terminate this MSA or all or any portion of a SOW for any reason upon written notice to the other party. Sections 3.4, 5, 6 and 9 will survive termination for any reason.

12.3.    Orderly Termination. Upon termination of this MSA for any reason, Client shall pay Cerius on a pro rata basis for all services performed and expenses incurred prior to, and including, the date of termination, and Cerius shall cooperate with Client in the orderly transfer to Client of any work in progress.

13.Entire Agreement; Modifications; Amendments. This MSA, together with its attachments and exhibits, constitutes the entire agreement between the Parties and supersedes all previous agreements, promises, and representations, whether written or oral, between the Parties with respect to the subject matter of this MSA. If there is any conflict between the provisions of this MSA and the provisions of any exhibit or attachment, then the provisions of the SOW will govern. No modification, amendment, supplement to or waiver of this MSA or any of its provisions will be binding upon the Parties unless made in writing and duly signed by authorized representatives.

14.Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the legality, validity, or enforceability of the remaining provisions of this Agreement. In such case the Parties will negotiate, in good faith and without delay, an appropriate amendment consistent with the purposes of this Agreement.

15.Assignment. This MSA may not be assigned by Client without prior written approval from Cerius and the Cerius Interim if applicable. Cerius may assign this contract to a third party upon the transfer of 65% or more of the voting stock of Cerius Inc. or the transfer of all or substantially all of the assets to a third party. Cerius must provide Client with 30 days prior written notice for any transfer of this MSA.

16.Legal Costs. In the event of a default on an unpaid balance owed to Cerius, Client agrees to pay all costs of collection, including legal fees and costs, which are incurred by Cerius or its agents. In addition, Client acknowledges that any special considerations on pricing or service may be negated upon default of a balance owed. In the event of litigation or arbitration to enforce the terms or conditions of this Agreement, the prevailing party will be entitled to recover from the other party its costs and fees, including reasonable legal fees. Any settlement among the parties shall address the award of legal fees and costs including attorney fees.

17.Arbitration. Cerius and Client agree that any dispute with a value in excess of five thousand dollars ($5,000) must be arbitrated according to the rules of arbitration provided by a mutually agreed arbitration service, or if the parties cannot agree, then they both shall abide by the American Association of Arbitration (AAA) rules of practice and procedure. Jurisdiction for arbitration shall be Orange County, California. All arbitration fees shall be borne equally among the parties. The arbitrator may award fees along with attorney fees to the prevailing party.

18.Taxes. Client shall be responsible for paying any use or sales taxes related to Clients use or acquisition of the products or Services.

www.ceriusexecutives.com

**End of MSA**

www.ceriusexecutives.com

Work Statement #_______
Attachment to Master Service Agreement

January 10, 2017

LifeVantage
Darren Jensen
9785 S. Monroe Street
Suite 300
Sandy, UT 84070

Our Experience
Cerius is the largest full-service, interim executive management firm with over 5000 accomplished executives across the United States providing part time, temporary and project based executive management services. Cerius Interim Executives have assisted various types of clients, ranging from small startup ventures to Fortune 100 multi-national companies. Our expertise incorporates a broad spectrum of industries and all major functional disciplines.

Our Philosophy
Cerius believes in delivering results, not just strategies. We work diligently to match the right Interim Executive with the client’s unique business needs. Because all our Interim Executives have “been there and done that,” they are significantly more productive; significantly more attuned to what it takes to implement recommendations, and significantly more determined to deliver immediate and impactful results. Our role is to formulate objective and experience based solutions that are responsive to the culture and specific circumstances of our clients.

Situation Background
Current CFO is being terminated.

Interim Engagement Description – Interim Chief Financial Officer
Our approach is simple but effective – we will listen and research and then add expertise and objectivity to ensure that the developed strategic and operational plans are sound and “doable.” We often find significant market and product knowledge within our client’s organization, by listening we make sure that we take full advantage of this knowledge base and ensure that the planning environment reflects the Client’s unique implementation requirements. Naturally, our expertise and our objectivity are key to facilitating the “right” planning environment. The following scope of activity allows us to not only quickly facilitate the development of a course of action, but also to fully support the plan of action.

The interim Chief Financial Officer will work with the President and CEO, other company executives and outside professionals. He will guide the finance and accounting functions of the company during the interim period which is expected to last 3-6 months. He will oversee the tactical and strategic functions necessary to ensure the accurate and timely reporting of company financial information. He will also ensure that the system of internal controls are adequate.

This engagement requires 5 days a week over approximately a 6-month period. The assignment may require additional phone calls and emails outside of the normal working hours.

Following are the key areas of responsibility:

www.ceriusexecutives.com

Financial Information
Oversee the issuance of financial statements

•	Personally, review and approve all Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission

•	Report financial results to the board of directors

•	Ensure the periodic financial statements are accurate and timely
Operations

1.	Participate in key decisions as a member of the executive management team

2.	Maintain in-depth relations with all members of the management team

3.	Manage the accounting, investor relations, tax, and treasury departments

4.	Oversee the financial operations of subsidiary companies and foreign operations

5.	Manage any third parties to which functions have been outsourced

6.	Manage the commissions team and the FP&A team.
Planning

1.	Assist in formulating the company's future direction and supporting tactical initiatives

2.	Monitor and direct the implementation of strategic business plans

3.	Develop financial and tax strategies

4.	Manage the capital request and budgeting processes

5.	Develop performance measures that support the company's strategic direction
Funding

1.	Monitor cash balances and cash forecasts

2.	Arrange for debt and equity financing

3.	Invest funds
Third Parties

1.	Participate in conference calls with the investment community

2.	Maintain banking relationships

3.	Represent the company with investment bankers and investors

PROPOSED TIMING OF PROJECT

The Interim engagement to commence on or about January 16th subject to acceptance of this Statement of Work and Master Service Agreement. The engagement will continue until a permanent Chief Financial Officer is hired. It is estimated this process will take approximately 6 months.

Progress Reporting
Bi-monthly meetings and weekly reports will be scheduled at a mutually agreed to time to ensure that the client is effectively informed of Cerius’ progress and to provide for an effective avenue of communication.

www.ceriusexecutives.com

STAFFING AND FEES:

1.	Interim Executive Services will initially be provided by Gary Koos.

2.	A rate of $8500 per week will be charged.

3.	$8500 payable to “Cerius Interim Executive Solutions” upon acceptance of Proposal and execution of Contract and prior to commencement of engagement; to be applied to final invoice.

4.	Client will be invoiced weekly for weeks worked. All invoices are due upon receipt.

5.
Client will reimburse reasonable and customary out-of-pocket business expenses, as billed and with submission of appropriate documentation. Any business expense item in excess of $75.00 must have prior approval of Client.

6.	Housing and travel home every other week home will be provided by LifeVantage.

Should this Statement of Work be accepted and signed by Client, it will automatically become an addendum to the Master Service Agreement executed by Client and Cerius Interim Executive Solutions as of the above date.

**Signatures Follow**

www.ceriusexecutives.com

Submitted by: CERIUS INTERIM EXECUTIVE SOLUTIONS

Date signed: ______________________________

Signature: ______________________________

Pamela Wasley, CEO

Address 26895 Aliso Creek Road, Suite B452

Aliso Viejo, CA 92656

Phone # (949) 250-0500_________________

FAX # (949) 266-9597_________________

CLIENT NAME: LIFEVANTAGE

Date signed: _______________________________

Signature: _______________________________

Name: Darren Jensen

Title President and CEO

Address 9785 S. Monroe Street, Suite 300

Sandy, UT 84070

Phone # (801) 432-9000

www.ceriusexecutives.com